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                                                             Exhibit 10.11


                                                    January 1, 1999



Mr. James L. Dolan
Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, NY 11714

Dear Jim:

     This letter will confirm the terms of your employment by Cablevision Systems Corporation (the "Company") as President and Chief Executive Officer for three -year period ending December 31, 2001.

     Your annual salary will be $950,000, with such increases as the Compensation Committee of the Board of Directors shall determine time to time.

     Your annual bonus will be payable each year at the discretion of the Compensation Committee.

     You will continue to participate in all employee benefits at the level available to senior management of the Company.

     The Company depends upon your flexibility to take on additional roles and responsibilities, from time to time, whether permanent or temporary. At the same time, there are certain key roles and responsibilities that will not be changed without your consent. If you leave the Company involuntarily (other than for "cause" (as hereinafter defined)), following a change of control of the Company, or because, without your consent, (i) your compensation or title is reduced,
(ii) you are no longer a member of the Board of Directors or the CEO Group,
(iii) you are no longer the chief executive officer of the Company, or (iv) you no longer report directly to the Chairman of the Board of Directors of the company, you will receive the following:

     1. a severance payment at the discretion of the Compensation Committee, but in no event less than the salary due for the remainder of the term of this Agreement or one year's annual salary (or three times the sum of your annual salary plus your prior year's annual bonus in the event of a change of control (as defined in Appendix 1 of your Nonqualified Stock Option Agreement dated May 29, 1998)), whichever is greater.

     2. an annual bonus of no less than 100% of your annual salary, pro rated for the months worked during such year;
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     3.   payment by the Company of the annual premiums on your life insurance policies with Mass Mutual and New York Life for three years;

     4. the right to receive payment of all outstanding bonus share and deferred compensation awards, and to exercise all stock option and conjunctive rights awards for the remainder of the term of this Agreement or a period of 180 days, if greater, whether or not such awards shall be due or exercisable at the time;

     5. the right to receive payment of all outstanding long-term performance awards, at such time, if any such awards shall be earned (as if you remained in the continuous employ of the Company through the payment date); and

     6. the right to participate in the Company's supplemental health benefit plan.

          Termination for "cause" means termination for (i) gross negligence in a manner materially detrimental to the Company or an affiliate of the Company or willful misfeasance in a matter of material importance to the Company or an affiliate of the Company, or (ii) your conviction of a felony involving moral turpitude.

          If you cease to be an employee of the Company as a result of your death or physical or mental disability, you (or your estate beneficiary) will receive payment of all your outstanding deferred compensation awards; the right to receive payment of all outstanding long-term performance awards, at such time, if any, as such awards shall be earned (as if you remained in the continuous employ of the Company through the payment date); and the right to exercise all your stock option and conjunctive rights awards for the remainder of the term of this Agreement or for a period of one year, if greater, whether or not such awards shall be due and exercisable at the time.

          Your employment term will be extended for an additional one-year period on January 1, 2001 unless the Company or you gives the other notice of election not to extend by the proceeding October 31.

                                            Sincerely,

                                            CABLEVISION SYSTEMS CORPORATION

                                            By: /s/ Charles F. Dolan
                                                -----------------------------
                                                      Charles F. Dolan
                                                          Chairman

                                            Accepted and Agreed:

                                            /s/ James L. Dolan
                                            ---------------------------------
                                                      James L. Dolan